UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - APRIL 25, 2007

MANCHESTER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-50477	98-0380409
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Crescent Court, 7th Floor
Dallas, Texas 75201
(Address of principal executive offices)

(214) 459-3230
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On April 25, 2007, the Board of Directors (the “Board”) of Manchester Inc. (the “Company”) approved a new employment contract for Richard Gaines, the Company’s Acting Chief Executive Officer and Corporate Secretary. The terms and conditions of this employment agreement are set forth in Item 1.01 below, and are incorporated herein by reference thereto.

Item 5.02:	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Accounting Officer

On April 25, 2007 the Board named Anthony Hamlin as its Senior Vice President and Chief Accounting Officer. Mr. Hamlin will assist with the operational development of the Company’s “Buy-Here/Pay-Here” car business.

Prior to joining the Company, Mr. Hamlin, 41, served 10 years as Chief Financial Officer for F.S. English, Inc., a “Buy-Here/Pay-Here” car business doing business as J.D. Byrider (“F.S. English”) and for GNAC, Inc., F.S. English’s affiliated credit acceptance company, doing business as CNAC (“GNAC,” and together with F.S. English, the “Indiana Companies). Mr. Hamlin was responsible for all financial operations reporting, modeling and projecting in their “Buy-Here/Pay-Here” businesses. Prior to joining the Indiana Companies, Mr. Hamlin worked for three years as a staff accountant for a CPA firm and five years as commercial lending credit auditor for a large regional bank. Mr. Hamlin is a graduate of Indiana University and a registered CPA.

Mr. Hamlin’s compensation will be $240,000 per year. On March 31, 2007, the Company granted Mr. Hamlin an option to purchase 200,000 of the Company’s shares at an exercise price of $1.85.

On December 29, 2006, the Company acquired the Indiana Companies from the ten shareholders of each of the Indiana Companies (the “Sellers,” and each a “Seller”). Mr. Hamlin was one of the Sellers. Under the terms of the agreement, the Company paid an aggregate of approximately $8 million and refinanced the acquired $26 million portfolio of receivables through a drawdown on the Company's $300 million credit facility. The acquisition of the Indiana Companies closed pursuant to the terms and conditions of a Stock Purchase Agreement dated December 2, 2006 and a First Amendment thereto, dated December 29, 2006 (collectively, the “Stock Purchase Agreement”), by and between the Company, Manchester Indiana Operations, Inc., a Delaware corporation and wholly owned acquisition subsidiary of the Company (“Indiana Operations”), Indiana Acceptance, the Sellers, and Rick Stanley, as the Sellers’ representative. Under the Stock Purchase Agreement, Indiana Operations acquired all of the issued and outstanding capital stock of F.S. English (the “F.S. English Shares”) and Indiana Acceptance acquired all of the issued and outstanding capital stock of GNAC (the “GNAC Shares,” and together with the F.S. English Shares, the “Shares”). The aggregate consideration paid to the Sellers in exchange for the Shares was: (i) $3,000,000 in the form of a promissory note; and (ii) 1,492,537 shares of the common stock of the Company (the “Manchester Shares”), representing an amount equal to $3,000,000 as determined by reference to the average of the closing prices of the Company common stock on the five (5) business days immediately preceding December 29, 2006. As a Seller, Mr. Hamlin received 29,851 of the Manchester Shares. In addition, the Company (i) repaid approximately $2 million to certain creditors of the Indiana Companies on behalf of the Sellers; and (ii) caused each personal guarantee of the Sellers (including Mr. Hamlin) to be released in regard to obligations of the Indiana Companies. The indebtedness of the Indiana Companies held by Rick Stanley was only partially repaid and a subordinated note was issued to Mr. Stanley in the amount of $150,000. The Company has provided limited piggy-back registration rights to the Sellers with respect to the Manchester Shares issued to them.

Appointment of Senior Vice President of Operations

On April 25, 2007, the Company named Rex Gossett as the Company’s new Senior Vice President of Operations.

Prior to joining the Company, Mr. Gossett, 36, was involved in the “Buy-Here/Pay-Here” industry for over 13 years, working in a variety of operational and management roles. For the past eight years, he has been a member of senior management within the J.D. Byrider Company Store division.

Entry into Employment Agreement with Acting Chief Executive Officer

On April 25, 2007, the Board approved a new employment contract for Richard Gaines, the Company’s Acting Chief Executive Officer and Corporate Secretary (the “Employment Agreement”). As a member of the Board, Mr. Gaines recused himself from this vote. Pursuant to the Employment Agreement, Mr. Gaines will devote 50% of his professional time to the Company. Mr. Gaines will receive a base salary of $280,000 per annum and the usual benefits the Company offers its employees. The Employment Agreement will continue for three (3) years, and will be automatically renewed unless terminated by the parties in accordance with its terms and conditions. In the event of Mr. Gaines dismissal without cause or a change in control, Mr. Gaines will be paid twelve (12) month’s salary.

In addition, the Board, voting without Mr. Gaines, also granted to Mr. Gaines options to purchase 125,000 shares of the Company’s common stock, at an exercise price of $3.50 per share.

Options Granted to Director

On April 25, 2007, the Company granted Stephen R. Scorgie, a director of the Company, options to purchase 100,000 shares of the Company’s common stock, at an exercise price of $3.50 per share. Mr. Scorgie recused himself from all deliberation and voting in such regard.

Item 8.01: Other Events.

New Titles for Company Officers

On April 25, 2007, Richard Gaines, the Company’s Acting Chief Executive Officer and Corporate Secretary, was given the additional title of Executive Vice President of Corporate Development.

On April 25, 2007, Lawrence Taylor, the Company’s Chief Financial Officer, was given the additional title of Executive Vice President.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANCHESTER INC.

Date: May 1, 2007	By:	/s/ Richard Gaines
Name: Richard Gaines
Title: Executive Vice President of Corporate Development and Corporate Secretary